EXHIBIT 99.1

MGP Ingredients, Inc. Stockholders Re-Elect Gary Gradinger, Timothy Newkirk and Karen Seaberg to Board of Directors

CEO Newkirk Sees Continued Positive Momentum From Distillery Segment

ATCHISON, Kan., Oct. 20, 2011 (GLOBE NEWSWIRE) -- Gary Gradinger, chairman and chief executive officer of Golden Star, Inc., was re-elected to the Board of Directors of MGP Ingredients, Inc. (Nasdaq:MGPI) by holders of the company's common stock. Timothy Newkirk, MGPI president and chief executive officer, and Karen Seaberg, a local civic leader and businesswoman, were re-elected to the board by holders of the company's preferred stock. The terms of all three directors expire in 2014.

Results of the board elections were announced at today's annual meeting of MGPI stockholders. Shareholders also ratified the selection of KPMG LLP as the company's independent registered public accounting firm for the transition period ending December 31, 2011.

Gradinger has been a director since June 2005. He is a member of the Audit Committee and of the Human Resources and Compensation Committee. Since 1983, he has served as chairman and chief executive officer of Golden Star, Inc., a privately owned company which is engaged in the production of textile cleaning, communication and safety products.

Newkirk has served as MGPI's president and chief executive officer since March 2008. He previously served as director of operations from May 2005 to March 2006, as vice president and chief operating officer from March 2006 to October 2006, and as president and chief operating officer from October 2006 to March 2008. He began his career with MGPI in 1991 and became manager of the company's Pekin, Ill., plant in 1997 through 2000. He left the company for a short period as vice president of global operations for Abengoa Bioenergy S.L. and chief operating officer of Abengoa Bioenergy Corporation before returning to MGPI in 2005.

Seaberg has been a director since August 2009. She has been an executive travel agent with the Atchison Travel Center for the past 20 years and is co-owner of a local Long John Silver's franchise in Atchison, Kan. She has been and remains highly active in civic affairs at the local and national levels, including the 2004-06 Lewis & Clark National Bicentennial Commemoration, the Atchison Chamber of Commerce and the Atchison Riverfront/Downtown Development, and Annual Amelia Earhart Festival. She served on the Lewis & Clark Trail Heritage Foundation Board from 2003 to 2007 and as its national president from 2007-2008. She served on the Atchison Hospital Board from 1990 to 2004, and presently serves on the Board of the Cray Medical Research Foundation at the University of Kansas Medical Center, Kansas City, Kan., a position she has held since 1995. She is the daughter of Cloud L. Cray, Jr., MGPI board member and former longtime executive officer of the company.

A Year of Forward Progress

At MGPI's 23rd annual meeting of stockholders, President and CEO Tim Newkirk provided an overview of past year results, including a number of milestones in the company's drive to expand sales of specialty ingredients and distillery products sold into the consumer packaged goods market.

Newkirk said, "While our profit performance in fiscal 2011 experienced a setback, due in large part to higher grain costs, our net sales for the year improved substantially over the prior fiscal year, up 23 percent, and was mainly driven by our distillery products segment. We expect to see improved results in the new fiscal period as improved pricing takes effect, and production volumes at both our Atchison plant and at our ICP joint venture revert closer to their rated capacities.

Newkirk added, "Our reputation for producing high quality alcohol is one of our most valuable assets. We are aggressively pursuing opportunities to produce and sell more gallons. As we achieve our targeted profit margins, this segment can be a great source of increasing cash flows.

"The transformation at MGPI is a continuing process, but one in which we've made significant headway. Along with a much improved product mix, MGPI today sits on a stronger financial foundation. We have increased our financial flexibility by greatly reducing our debt over the past two years.

"We're in business to serve our customers, who today represent some of the largest global manufacturers of consumer packaged goods. Our aim is to become a more valuable business partner to our customers and our suppliers. We remain focused on building scale by adding products, capabilities and capacity. With a stronger supply chain and the use of outsourcing, we have greatly increased our market reach and flexibility in a capital efficient-manner."

About MGP Ingredients

In business since 1941, MGP Ingredients, Inc. is a recognized pioneer in the development and production of value-added, grain-based starches, proteins and food grade alcohol products for the branded packaged goods industry. The company has facilities in Atchison, Kan., and Onaga, Kan. that are equipped with the latest technologies to assure high quality products and to maintain efficient production and service capabilities.

Cautionary Note Regarding Forward-Looking Statements

This news release contains forward-looking statements as well as historical information. Forward-looking statements are usually identified by or are associated with such words as "intend," "plan," "believe," "estimate," "expect," "anticipate," "hopeful," "should," "may," "will," "could," "encouraged," "opportunities," "potential" and/or the negatives of these terms or variations of them or similar terminology. They reflect management's current beliefs and estimates of future economic circumstances, industry conditions, Company performance and financial results and are not guarantees of future performance. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement. Important factors that could cause actual results to differ materially from our expectations include, among others: (i) disruptions in operations at our Atchison facility, (ii) the availability and cost of grain and fluctuations in energy costs, (iii) the effectiveness of our hedging strategy, (iv) the competitive environment and related market conditions, (v) the ability to effectively pass raw material price increases on to customers, (vi) the ability to effectively operate the Illinois Corn Processing, LLC ("ICP") joint venture, (vii) our ability to maintain compliance with all applicable loan agreement covenants, (viii) our ability to realize operating efficiencies, (ix) actions of governments, and (x) the impact of weak and/or volatile U.S. and global economic conditions. For further information on these and other risks and uncertainties that may affect the company's business, see Item 1A. Risk Factors in the company's Annual Report on Form 10-K for the fiscal year ended June 30, 2011.

CONTACT: Marta Myers, 913-367-1480